Exhibit 99.3

[Letterhead of Oracle Capital Advisors, LLC]

CONSENT OF ORACLE CAPITAL ADVISORS, LLC

We hereby consent to (i) the inclusion of our opinion letter dated December 21, 2010 (the “Opinion”) to the Special Committee of the Board of Directors of Marshall Edwards, Inc. (“Marshall Edwards”) included as Annex D to the Registration Statement on Form S-4 (the “Proxy Statement/Prospectus”) relating to the proposed asset purchase transaction pursuant to the Asset Purchase Agreement, dated as of December 21, 2010, by and among Marshall Edwards, Novogen Limited, and Novogen Research Pty Limited, a wholly-owned subsidiary of Novogen Limited, and (ii) the references to such Opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

ORACLE CAPITAL ADVISORS, LLC

By: /s/ Oracle Capital Advisors, LLC

Date: February 1, 2011